UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW,	Washington,	DC	20005
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in CoStar Group, Inc.’s (the “Company’s”) filings with the Securities and Exchange Commission, including its Current Report on Form 8-K filed on October 25, 2017, on October 19, 2017, the Company entered into an amended and restated credit agreement (the ‘‘2017 Credit Agreement’’). The 2017 Credit Agreement provides for a $750 million revolving credit facility (the “Revolving Credit Facility”) with a term of five years from a syndicate of financial institutions as lenders and issuing banks. Loans under the 2017 Credit Agreement bear interest, at the Company’s option, of either (i) during any interest period selected by the Company, at the London interbank offered rate for deposits in U.S. dollars with a maturity comparable to such interest period, adjusted for statutory reserves (“LIBOR”), plus an initial spread of 1.25% per annum, subject to adjustment based on the Company’s First Lien Secured Leverage Ratio (as defined in the 2017 Credit Agreement) or (ii) at the greatest of (x) the prime rate from time to time announced by JPMorgan Chase Bank, N.A., (y) the New York Federal Reserve Bank rate, plus ½ of 1% and (z) LIBOR for a one-month interest period plus 1.00%, plus an initial spread of 0.25% per annum, subject to adjustment based on the Company’s First Lien Secured Leverage Ratio.

On March 25, 2020, the Company borrowed $745 million under the Revolving Credit Facility. The Company expects to use the proceeds of the borrowing to fund the pending acquisition of RentPath Holdings, Inc., as well as other potential strategic acquisitions, and for other working capital and general corporate purposes. The increased cash position resulting from the borrowings allows for greater financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The proceeds from the borrowings are currently being held on the Company’s balance sheet, resulting in total cash, cash equivalents and restricted cash of approximately $1.9 billion as of March 25, 2020.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the use of proceeds of the borrowing under the 2017 Credit Agreement, statements about the Company's plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of the Company and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the effects of the COVID-19 outbreak, including volatility in the international and national economy and credit markets, worker absenteeism, quarantines or other travel or health-related restrictions; the length and severity of the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; the availability of capital; the possibility that the acquisition of RentPath does not close when expected or at all; and the Company’s ability to successfully identify and acquire other strategic acquisition candidates. More information about potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2019, including in the “Risk Factors” section of that filing, as well as the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	March 25, 2020	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer